Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APREA THERAPEUTICS, INC.

a Delaware corporation

Christian S. Schade hereby certifies that:

ONE:                                        The original name of this corporation is Aprea Therapeutics, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 3, 2019.

TWO:                                    He is the duly elected and acting President and Chief Executive Officer of Aprea Therapeutics, Inc., a Delaware corporation.

THREE:                      The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is APREA THERAPEUTICS, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of this corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.                                    The Company is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Company is authorized to issue is 40,000,000 shares, 30,000,000 shares of which shall be Common Stock (the “Common Stock”) and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B.                                    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote (voting together as a single class on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.                                    The Preferred Stock shall consist of:

1.                                      381,708 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).

2.                                      4,509,800 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”).

3.                                      3,308,492 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                 Subject to Section 1(c) and Section 1(d) below, holders of Series C Preferred and Series B Preferred, in preference to the holders of Common Stock and Series A Preferred, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum from the Original Issue Date (as defined below) of such share, on each outstanding share of Series C Preferred and Series B Preferred held.  Such dividends shall accrue from day to day and shall be cumulative; provided, however, except as set forth in Section 1(f) below, such dividends shall be payable only when, as and if declared by the Board of Directors of the Company (the “Board”).  Such accruing dividends shall be compounded annually if not paid.

(b)                                 The “Original Issue Price” of the Series C Preferred shall be $18.97836 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date of filing this Certificate (the “Filing Date”)) (the “Series C Original Issue Price”).  The “Original Issue Price” of the Series B Preferred shall be $10.67341 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) (the “Series B Original Issue Price”).  The “Original Issue Price” of the Series A Preferred shall be $23.18625 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) (the “Series A Original Issue Price”).  The “Original Issue Date”, with respect to any given share of Preferred Stock, shall be the date on which such share of Preferred Stock was first issued; provided, however, that, unless otherwise specified by the Board by designation at the time of issuance, with respect to any share of Preferred Stock issued in exchange for any other security, the “Original Issue Date” shall be the date on which such other security so exchanged was first issued, as determined based on the date on which payment therefor was received by the issuer.

(c)                                  Prior to the date the Enrollment Milestone (as defined below) has been achieved, if (i) any shares of Series C Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock or other Preferred Stock (including Series B Preferred), or purchase, redeem or otherwise acquire for value any shares of Common Stock or other Preferred Stock (including Series B Preferred), unless and until all dividends (including any accrued and unpaid dividends) on the Series C Preferred as set forth in Section 1(a) above shall have been paid or declared and set apart, and (ii) if any shares of Series B Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock or Series A Preferred, or purchase, redeem or otherwise acquire for value any shares of Common Stock or Series A Preferred, unless and until all dividends (including any accrued and unpaid dividends) on the Series B Preferred as set forth in Section 1(a) above shall have been paid or declared and set apart, in each case except as provided in Section 1(g) below.

(d)                                 From and after the date the Enrollment Milestone has been achieved, if any shares of Series C Preferred or Series B Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock or other Preferred Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock or other Preferred Stock, until all dividends (including any accrued and unpaid dividends) on the Series C Preferred and Series B Preferred as set forth in Section 1(a) above shall have been paid or declared and set apart, except as provided in Section 1(g) below, and any such dividend in respect of the Series C Preferred and Series B Preferred shall be distributed among the holders of Series C Preferred and Series B Preferred at the time outstanding, on an equal priority, pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to Section 1(a) above.

(e)                                  The “Enrollment Milestone” shall mean that at least one half of the total number of patients specified in the protocol for the Phase III clinical trial of APR-246, including all amendments to such protocol, in patients with Myelodysplastic Syndromes, shall have completed enrollment and received their first dosage in such trial. In the event the Company pays or declares any dividend, or upon the occurrence of a Liquidation Event (as defined below), the Company shall notify all holders of Common Stock and Preferred Stock as to whether or not the Enrollment Milestone has been achieved.

(f)                                   In the event dividends are paid on any share of Common Stock or Series A Preferred, the Company shall pay an additional dividend on all outstanding shares of Series C Preferred and Series B Preferred in a per share amount equal (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock or Series A Preferred.

(g)                                 The provisions of Sections 1(c) and 1(d) shall not apply in the following circumstances:

(i)                                    dividends payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the holders of the Preferred Stock as may be required by this Amended and Restated Certificate of Incorporation (this “Certificate”);

(ii)                                acquisitions of Common Stock by the Company pursuant to agreements with former employees or consultants of the Company that permit the Company to repurchase such shares at no more than the lower of cost or fair market value upon termination of their employment/services to the Company; provided that such acquisitions are pursuant to the agreements approved by the Board (including the Requisite Directors); or

(iii)                            acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; provided that such acquisitions are approved by the Board (including the Requisite Directors).

2.                                      VOTING RIGHTS.

(a)                                 General Rights.  Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (the “Bylaws”).  Except as otherwise provided herein or as required by law, Preferred Stock shall vote together with Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as Common Stock.

(b)                                 Separate Vote of Preferred Stock.  For so long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of (i) the holders of at least a majority of the outstanding shares of Preferred Stock (the “Requisite Preferred”), voting together as a single class on an as-converted basis, and (ii) a majority of the Board (including the Requisite Directors), shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)                                    Any amendment, alteration, or repeal of any provision of this Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of any series of Preferred Stock so as to affect such series adversely (any change to the definition of “Requisite Preferred” shall be deemed to adversely affect any series of Preferred Stock);

(ii)                                Any increase or decrease in the authorized number of shares of any series of Preferred Stock or Common Stock;

(iii)                            Any authorization, issuance or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of shares of any such class or series;

(iv)                             Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to any Series A Preferred or Common Stock (except for (x) dividends payable solely in shares of Common Stock pursuant to which the provisions of Section 4(f) hereof are applicable, (y) acquisitions of Common Stock by the Company permitted by Sections 1(g)(ii) and (iii) hereof and (z) distributions to the holders of Common Stock in accordance with Section 3 hereof);

(v)                                 Any agreement by the Company or its stockholders regarding, or the consummation of, an Asset Transfer or Acquisition (each as defined in Section 3 hereof);

(vi)                             The sale or license of all or substantially all of the Company’s assets, technology or intellectual property, or permit any subsidiary of the Company to take such action with respect to such subsidiary’s assets, technology or intellectual property;

(vii)                         Any increase in the number of shares reserved for issuance under (other than as a result of an equitable adjustment for any stock dividends, combinations, splits, recapitalizations and the like) any equity incentive plans, option plans or similar service provider incentive plans (collectively, “Incentive Plans”) for issuance of rights exercisable for or convertible into the Company’s capital stock or the establishment of any new Incentive Plans;

(viii)                     The liquidation or dissolution of the Company or any subsidiary of the Company;

(ix)                             Any change in the authorized size of the Board;

(x)                                 The consummation of the initial public offering of the Common Stock (including a Qualified Public Offering (as defined below));

(xi)                             The incurrence of indebtedness for borrowed money (or permitting any subsidiary of the Company to incur indebtedness for borrowed money) in an amount greater than $1,000,000 in the aggregate;

(xii)                         The granting of any lien or security interest on the assets of the Company (or permitting any subsidiary of the Company to grant any lien or security interest on the assets of such subsidiary), unless such grant is in the ordinary course of business and approved by the Board (including the Requisite Directors); or

(xiii)                     Entering into or becoming a party to any transaction with any director, officer or employee of the Company or any subsidiary or any affiliate or immediate family member of any such person, other than for transactions made in the ordinary course of business and approved by the Board (including the Requisite Directors).

(c)                                  Separate Vote of Series C Preferred.  For so long as any shares of Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series C Preferred (the “Series C Requisite Holders”), consenting or voting (as the case may be) separately as a class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)                                    Any authorization, issuance or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of shares of any such class or series;

(ii)                                Any amendment, alteration, or repeal of any provision of this Certificate in accordance with Article VII herein, or the Bylaws of the Company (including any filing of a Certificate of Designation), or any other action, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred so as to affect the Series C Preferred in a disproportionately adverse manner to any other series or class of Preferred Stock (any change to the voting threshold in Section 2(c) above shall be deemed to adversely affect the Series C Preferred), it being understood for the avoidance of doubt that neither (i) the effectuation of a Liquidation Event, an initial public offering, an Asset Transfer or Acquisition in accordance with the provisions of Section 3 below nor (ii) the creation, issuance or authorization of any Common Stock or new Preferred Stock, whether of a new or existing class or series, shall be deemed to disproportionately adversely affect the Series C Preferred; or

(iii)                            Any decrease in the authorized number of shares of Series C Preferred.

(d)                                 Election of Board of Directors.

(i)                                    For so long as any shares of Preferred Stock remain outstanding, the holders of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect five (5) members of the Board (the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, remove from office such directors in accordance with applicable law and fill any vacancy caused by the resignation, death or removal of such directors. For purposes of this Certificate, the majority of Preferred Directors, including at least two (2) directors appointed by the holders of the Series B Preferred, shall be referred to as the “Requisite Directors”.

(ii)                                The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, remove from office such directors in accordance with applicable law and fill any vacancy caused by the resignation, death or removal of such directors.

(iii)                            The holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, remove from office such directors in accordance with applicable law and fill any vacancy caused by the resignation, death or removal of such directors.

(iv)                             Notwithstanding the provisions of Sections 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted.  Any director may be removed during his or her term of office with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(v)                                 No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.  During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3.                                      LIQUIDATION RIGHTS.

(a)                                 Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”) that occurs prior to the achievement of the Enrollment Milestone:

(i)                                    before any distribution or payment shall be made to the holders of Common Stock or holders of other Preferred Stock, the holders of Series C Preferred shall be entitled to be paid, on an equal priority, pari passu basis, out of the assets of the

Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer) for each share of Series C Preferred held by them, an amount per share of Series C Preferred equal to the Series C Original Issue Price plus all accrued and unpaid dividends on each share of the Series C Preferred (the “Series C Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a)(i), then such assets (or consideration) shall be distributed among the holders of Series C Preferred at the time outstanding, on an equal priority, pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a)(i);

(ii)                                after the payment of the full liquidation preference in respect of all outstanding shares of Series C Preferred as set forth in Section 3(a)(i) above and before any distribution or payment shall be made to the holders of Common Stock or holders of Series A Preferred, the holders of Series B Preferred shall be entitled to be paid, on an equal priority, pari passu basis, out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer) for each share of Series B Preferred held by them, an amount per share of Series B Preferred equal to the Series B Original Issue Price plus all accrued and unpaid dividends on each share of the Series B Preferred (the “Series B Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section 3(a)(ii), then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, on an equal priority, pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a)(ii);

(iii)                            after the payment of the full liquidation preference in respect of all outstanding shares of Series C Preferred and Series B Preferred as set forth in Sections 3(a)(i) and Section(a)(ii) above and before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A Preferred shall be entitled to be paid, on an equal priority, pari passu basis, out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer) for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the Series A Original Issue Price plus all declared and unpaid dividends on each share of the Series A Preferred.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a)(iii), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, on an equal priority, pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a)(iii); and

(iv)                             after the payment of the full liquidation preference in respect of all outstanding shares of Preferred Stock as set forth in Section 3(a)(i), Section 3(a)(ii) to Section 3(a)(iii) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of Common Stock and Preferred Stock on an as-converted basis.

(b)                                 Upon a Liquidation Event that occurs after the Enrollment Milestone has been achieved:

(i)                                    before any distribution or payment shall be made to the holders of Common Stock or holders of Series A Preferred, the holders of Series C Preferred and Series B Preferred shall be entitled to be paid, on an equal priority, pari passu basis, out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer) for each share of Series C Preferred or Series B Preferred held by them, an amount per share of Series C Preferred or Series B Preferred equal to the Series C Liquidation Preference or Series B Liquidation Preference, as applicable.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred and Series B Preferred of the liquidation preference set forth in this Section 3(b)(i), then such assets (or consideration) shall be distributed among the holders of Series C Preferred and Series B Preferred at the time outstanding, on an equal priority, pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b)(i);

(ii)                                after the payment of the full liquidation preference in respect of all outstanding shares of Series C Preferred and Series B Preferred as set forth in Section 3(b)(i) above and before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A Preferred shall be entitled to be paid, on an equal priority, pari passu basis, out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer) for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the Series A Original Issue Price plus all declared and unpaid dividends on each share of the Series A Preferred.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(b)(ii), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, on an equal priority, pari passu basis, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b)(ii); and

(iii)                            after the payment of the full liquidation preference in respect of all outstanding shares of Preferred Stock as set forth in Section 3(b)(i) and Section 3(b)(ii) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of Common Stock and Preferred Stock on an as-converted basis.

(c)                                  An Asset Transfer or Acquisition shall be deemed a Liquidation Event for purposes of this Section 3, unless the Requisite Preferred elect otherwise by vote or written consent, voting together as a single class on an as-converted basis.

(i)                                    For the purposes of this Section 3:  (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii)                                In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii)                            The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(d)                                 Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer that constitutes a Liquidation Event), each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, (i) if the amount per share for a series of Preferred Stock to which such holder would be entitled to receive pursuant to Section 3(a) or Section 3(b), as applicable, is less than three times the Original Issue Price in respect of such series, the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) or Section 3(b), as applicable, (without giving effect to this Section 3(d)) or (ii) if the amount per share for a series of Preferred Stock to which such holder would be entitled to receive pursuant to Section 3(a) or Section 3(b), as applicable, is equal to or greater than three times the Original Issue Price in respect of such series, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(d) with respect to all series of Preferred Stock simultaneously.

(e)                                  In the event of an Acquisition or Asset Transfer pursuant to Section 3(c), if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) (or 3(d) if applicable) as if the Initial Consideration were the only consideration payable in connection with such transaction; and (ii) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies (at each such time as any Additional Consideration becomes payable) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) and giving effect to Section 3(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For purposes of this Section 3(e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Acquisition or Asset Transfer shall be deemed to be Additional Consideration.

4.                                      CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Preferred Stock Conversion Rate”, as specified below, then in effect (determined as provided in Section 4(b)) by the number of shares of Preferred Stock being converted.

(b)                                 Preferred Stock Conversion Rate.

(i)                                    Series A Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Conversion Price, as defined below, calculated as provided in Section 4(c)(i).

(ii)                                Series B Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Conversion Price, as defined below, calculated as provided in Section 4(c)(ii).

(iii)                            Series C Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Conversion Price, as defined below, calculated as provided in Section 4(c)(iii).

(c)                                  Preferred Stock Conversion Price.

(i)                                    Series A Conversion Price. The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the “Series A Conversion Price”).  Such Series A Conversion Price shall be subject to further adjustment from time to time in accordance with this Section 4.  All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

(ii)                                Series B Conversion Price. The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Conversion Price”).  Such Series B Conversion Price shall be subject to further adjustment from time to time in accordance with this Section 4.  All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted.

(iii)                            Series C Conversion Price. The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Conversion Price”).  Such Series C Conversion Price shall be subject to further adjustment from time to time in accordance with this Section 4.  All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

(iv)                             References to Conversion Price.  The Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price are each referred to herein as a “Preferred Stock Conversion Price.”

(d)                                 Mechanics of Optional Conversion.  Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the Filing Date the Company effects a subdivision of the outstanding Common Stock, the applicable Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the applicable Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the applicable Preferred Stock Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)                                    The Preferred Stock Conversion Price shall be adjusted by multiplying the applicable Preferred Stock Conversion Price then in effect by a fraction equal to:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)                                If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Preferred Stock Conversion Price for each series of Preferred Stock shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price for each series of Preferred Stock shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If, at any time or from time to time on or after the Filing Date, the Common Stock issuable upon the conversion of a series of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Preferred Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such series of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Preferred Stock Conversion Price for such series of Preferred Stock then in effect and the number of shares issuable upon conversion of such series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below Preferred Stock Conversion Price.

(i)                                    If, at any time or from time to time on or after the Filing Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then-effective Series B Conversion Price or Series C Conversion Price, as applicable (a “Qualifying Dilutive Issuance”), then and in each such case, the then-effective Preferred Stock Conversion Price for such Series B Preferred or Series C Preferred, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)                                     “CP2” shall mean the Preferred Stock Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(ii)                                  “CP1” shall mean the Preferred Stock Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(iii)                               “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)                              “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(v)                                 “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(ii)           No adjustment shall be made to the Preferred Stock Conversion Price for any series of Preferred Stock in an amount less than one percent of the Preferred Stock Conversion Price then in effect.  Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the Preferred Stock Conversion Price.  Any adjustment required by this Section 4(h) shall be rounded to the first decimal for which such rounding represents less than one percent of the Preferred Stock Conversion Price in effect after such adjustment.

(iii)         For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board (including the Requisite Directors), and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)          For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (A) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Preferred Stock Conversion Price for any series of Preferred Stock, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)          in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)          in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)          If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)          No further adjustment of the Preferred Stock Conversion Price for a series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Preferred Stock Conversion Price for such series as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Preferred Stock Conversion Price for such series that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(v)           For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than (collectively, the “Exempted Securities”):

(A)          shares of Common Stock issued upon conversion of the Series A Preferred, Series B Preferred or, Series C Preferred;

(B)          shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary of the Company pursuant to stock purchase or stock option plans or other arrangements approved by the Board (including the Requisite Directors);

(C)          shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board (including the Requisite Directors);

(D)          shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or non-convertible debt financing from a bank or similar financial or lending institution approved by the Board (including the Requisite Directors);

(E)          shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board (including the Requisite Directors), including, without limitation, joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements;

(F)           shares of Common Stock or Convertible Securities issued by the Company in connection with a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); and

(G)          shares of Common Stock or Convertible Securities that the holders of Series B Preferred or Series C Preferred elect unanimously by vote or written consent, to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)          In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Preferred Stock Conversion Price shall be reduced to the Preferred Stock Conversion Price that would have been in effect had the

First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)            Certificate of Adjustment.  In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Stock so requesting at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Preferred Stock Conversion Price for such series at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of such series of Preferred Stock.  Failure to request or provide such notice shall have no effect on any such adjustment.

(j)            Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock, at least ten (10) days prior to (x) the record date, if any, specified therein, or (y) if no record date is specified, the date upon which such action is to take effect (provided, however, that, in either case of (x) or (y), such 10-day notice period may be shortened upon approval by the Requisite Preferred by vote or written consent, voting together as a single class on an as-converted basis), a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)           Automatic Conversion.

(i)            Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price for the applicable series, (A) at any time upon the affirmative election of the Requisite Preferred by vote or written consent, voting together as a single class on an as-converted basis, or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, or another governmental entity for a public offering in a jurisdiction other than the United States, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least 1.5 times the Series C Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified Public Offering”).  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)           Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends on such shares of Preferred Stock surrendered shall be paid in accordance with the provisions of Section 4(d).

(l)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined in good faith by the Board) on the date of conversion.

(m)          Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)           Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o)           Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.             NO REDEMPTION RIGHTS.  The Preferred Stock shall not be redeemable.

6.             NO REISSUANCE OF PREFERRED STOCK.  Any share or shares of Preferred Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A.            The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.            To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.  If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.            Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D.            The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Company who is not an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate.

B.            The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Certificate.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Certificate.

C.            The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

A.            Unless a majority of the Board, acting on behalf of the Company, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

B.            If any action the subject matter of which is within the scope of Section A of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.            If any provision of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VII, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

D.            The Company reserves the right to amend, alter or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders of the Company by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Section D of this Article VII. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate. Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders holding a Requisite Preferred shall be required to amend, alter, repeal or adopt any provision of this Certificate inconsistent with the purpose and intent of Article IV, Article V, Article VI or this Article VII (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).

E.            If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

FOUR:                   This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:                    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

* * * *

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IN WITNESS WHEREOF, APREA THERAPEUTICS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 20th day of September, 2019.

APREA THERAPEUTICS, INC.

Signature:

Print Name: Christian S. Schade

Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]